Exhibit 10.1
AMENDMENT NO. 1 TO
COMMON STOCK PURCHASE AGREEMENT
This Amendment No. 1 to the Common Stock Purchase Agreement, dated as of November 24, 2009 (this “Amendment”), to the Common Stock Purchase Agreement dated as of December 10, 2007 (the “Purchase Agreement”) is entered into by and between Cyclacel Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), and Kingsbridge Capital Limited, an entity organized and existing under the laws of the British Virgin Islands (the “Investor”).
1. Reference to the Purchase Agreement; Definitions. Reference is made to the Purchase Agreement and, specifically, to Section 10.6 thereof entitled, “Amendment; No Waiver.” Terms defined in the Amendment and not otherwise defined herein are used herein with the meanings defined in the Purchase Agreement.
2. Amendments to the Purchase Agreement. The Purchase Agreement is hereby amended as follows:
a. Each of the following definitions set forth in Article I of the Purchase Agreement, entitled, “Definitions,” shall be deleted in its entirety: “Alternative Draw Down Amount” and “Liquidity Ratio.”
b. The definition of “Draw Down Discount Price,” as set forth in Article I of the Purchase Agreement, entitled, “Definitions,” is hereby deleted in its entirety and is replaced instead with the following new definition:
“Draw Down Discount Price” means (i) 80% of the VWAP on any Trading Day during a Draw Down Pricing Period when the VWAP equals or exceeds $0.40 but is less than or equal to $0.65,(ii) 83% of the VWAP on any Trading Day during the Draw Down Pricing Period when VWAP exceeds $0.65 but is less than or equal to $0.90, (iii) 85% of the VWAP on any Trading Day during the Draw Down Pricing Period when VWAP exceeds $0.90 but is less than or equal to $1.00, (iv) 88% of the VWAP on any Trading Day during the Draw Down Pricing Period when VWAP exceeds $1.00 but is less than or equal to $2.00, (v) 90% of the VWAP on any Trading Day during the Draw Down Pricing Period when VWAP exceeds $2.00 but is less than or equal to $6.50, (vi) 92% of the VWAP on any Trading Day during the Draw Down Pricing Period when VWAP exceeds $6.50 but is less than or equal to $11.00, or (vii) 94% of the VWAP on any Trading Day during the Draw Down Pricing Period when VWAP exceeds $11.00.
c. The definition of “Maximum Draw Down Amount,” as set forth in Article I of the Purchase Agreement, entitled, “Definitions,” is hereby deleted in its entirety and is replaced instead with the following new definition:
“Maximum Draw Down Amount” means: (i) in respect of the first Draw Down after the date hereof, 4.0% of the Company’s Market Capitalization at the time of such Draw Down; (ii) in respect of not more than one Draw Down per calendar quarter beginning on February 1, 2010, 3.0% of the Company’s Market Capitalization at the time of such Draw Down and (iii) in respect of all other Draw Downs after the date hereof, 2.0% of the Company’s Market Capitalization at the time of such Draw Down.

d. Section 3.6(b) of the Purchase Agreement is hereby deleted in its entirety and is replaced instead with the following new Section 3.6(b):
“b. For each Trading Day during a Draw Down Pricing Period where the VWAP is less than the greater of (i) 85% of the Closing Price of the Company’s Common Stock on the Trading Day immediately preceding the commencement of such Draw Down Pricing Period, or (ii) $0.40, such Trading Day shall not be used in calculating the number of Shares to be issued in connection with such Draw Down, and the Draw Down Amount in respect of such Draw Down Pricing Period shall be reduced by one eighth (1/8th) of the initial Draw Down Amount specified in the Draw Down Notice. If trading in the Company’s Common Stock is suspended for any reason for more than three (3) consecutive or non-consecutive hours during any Trading Day during a Draw Down Pricing Period, such Trading Day shall not be used in calculating the number of Shares to be issued in connection with such Draw Down, and the Draw Down Amount in respect of such Draw Down Pricing Period shall be reduced by one eighth (1/8th) of the initial Draw Down Amount specified in the Draw Down Notice.”
e. Section 3.7 of the Purchase Agreement is hereby deleted in its entirety and is replaced instead with the following new Section 3.7:
Section 3.7 Failure to Deliver Shares. If on any Settlement Date, the Company fails to cause the delivery of the Shares purchased by the Investor, and such failure is not cured within two (2) Trading Days following such Settlement Date, the Company shall pay to the Investor on demand in cash by wire transfer of immediately available funds to an account designated by the Investor the “Make Whole Amount;” provided, however, that in the event that the Company is prevented from delivering Shares in respect of any such Settlement Date in a timely manner by any fact or circumstance that is not reasonably within the control of, or directly attributable to, the Company, or is otherwise reasonably within the control of, or directly attributable to, the Investor, then such two (2) Trading Day period shall be automatically extended until such time as such fact or circumstance is cured. As used herein, the Make Whole Amount shall be an amount equal to the sum of (i) the Draw Down Amount actually paid by the Investor in respect of such Shares plus (ii) an amount equal to the actual loss suffered by the Investor in respect of sales to subsequent purchasers (taking into account the return of the Draw Down Amount made under clause (i)), pursuant to transactions entered into before the Settlement Date, of the Shares that were required to be delivered by the Company, which shall be based upon documentation reasonably satisfactory to the Company demonstrating the difference (if greater than zero) between (A) the price per share paid by the Investor to purchase such number of shares of Common Stock necessary for the Investor to meet its share delivery obligations to such subsequent purchasers minus (B) the average Draw Down Discount Price during the applicable Draw Down Pricing Period. In the event that the Make Whole Amount is not paid within two (2) Trading Days following a demand therefor from the Investor, the Make Whole Amount shall accrue annual interest (on the basis of the 365 day year) compounded daily at a rate equal to the greater of (i) the prime rate of interest then in effect as published by the Wall Street Journal plus three percent (3%) and (ii) ten percent (10%), up to and including the date on which the Make Whole Amount is actually paid. For the purposes of this Section 3.7 facts or circumstances that are reasonably within the control of the Company include such facts and circumstances solely attributable to acts or omissions of the Company, its officers, directors, employees, agents and representatives, including, without limitation, any transfer agent(s) and/or accountant(s) engaged by the Company in connection with the Company’s performance of its obligations hereunder. Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Company pays the Make Whole Amount (plus interest, if applicable) in respect of any Settlement Date in accordance with this Section 3.7, such payment shall be the Investor’s sole remedy in respect of the Company’s failure to deliver Shares in respect of such Settlement Date, and the Company shall not be obligated to deliver such Shares.

3. Amendment and Restatement of Warrant. The Warrant issued by the Company to the Investor in connection with the execution of the Purchase Agreement, the form of which was attached to the Purchase Agreement as Exhibit B, shall be amended and restated in the form of Warrant attached hereto as Exhibit A (the “Amended and Restated Warrant”), and all references in the Purchase Agreement to the “Warrant” shall be to the Amended and Restated Warrant.
4. Miscellaneous. Except as otherwise set forth herein, the Purchase Agreement shall remain in full force and effect without change or modification. This Amendment shall be construed under the internal laws of the State of New York. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Amendment shall bind and inure to the benefit of the parties and their respective successors and assigns.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Common Stock Purchase Agreement to be signed and delivered by their respective duly authorized representative as of the date first written above.

KINGSBRIDGE CAPITAL LIMITED
By:	/s/ Antony Gardner-Hilman
Antony Gardner-Hilman, Director

CYCLACEL PHARMACEUTICALS, INC.
By:	/s/ Spiro Rombotis
Spiro Rombotis
President and Chief Executive Officer